Exhibit 10.6

Form of Power of Attorney

                     (Uniform Social Credit Code:                     ) (the “Principal”), the undersigned, a shareholder of Shenzhen Huiye Tianze Investment Holding Co., Ltd. (the “Company”), executes this Power of Attorney( the “POA”) on this sixth day of June, 2019 and hereby agrees to unconditionally and irrevocably authorize Zhixuan International Management Consulting (Shenzhen) Co., Ltd. (“WFOE”) and any persons (including but not limited to the directors of WFOE and/or its parent company, i.e. Huize Holding Limited, and their respective successors, as well as any liquidators replacing such directors, but excluding any non-independent persons or persons who might give rise to conflict of interest) (the “Attorney”) designated by WFOE to exercise the rights conferred on the Attorney herein during the term hereof.

1.    The Principal agrees to appoint the Attorney as its sole, general and exclusive agent with full power and authority to exercise in the name of and on behalf of the Principal any and all rights that the Principal may have as shareholder of the Company under the laws and the articles of association of the Company, including but not limited to the rights to:

(1)

receive any notices concerning the convening and proceedings of the board of shareholders, propose, call and attend the meetings of the board of shareholders, as well as exercise the voting right and power that the Principal has as shareholder of the Company (i.e. attending and voting or making resolutions at the meetings of the board of shareholders on behalf of the Principal, and signing the meeting minutes and resolutions of the board of shareholders (or the resolutions of the shareholders, as the case may be) on behalf of the Principal), be informed (i.e. consulting the documents, books and so on of the Company on behalf of the Principal), participate in the profit distribution in the Company (including the rights to receive and waive such distribution), sign meeting minutes and submit related documents to the competent administration for industry and commerce in mainland China, Companies Registry in Hong Kong and other relevant competent governmental authorities for filing, etc.;

(2)	sell, transfer, pledge or otherwise dispose of the equity held by the Principal or any rights, benefits or interests associated with such equity;

(3)	decide the business policies and investment plans of the Company;

(4)

appoint and remove directors for the Company and instruct and cause such directors to elect and remove chairman and legal representative for the Company, and decide the matters in relation to the remuneration payable to such directors, chairman and legal representative;

(5)	appoint and remove supervisors, other than those elected by the employee representatives, for the Company and decide the matters in relation to the remuneration payable to such supervisors;

(6)

nominate or recommend appropriate candidates for the positions such as general manager, financial controller/manager and other senior management officer positions in the Company and cause the directors of the Company to appoint such candidates as general manager, financial controller/manager and other senior management officer of the Company, in each case, on behalf of the Principal;

(7)	review and approve the reports submitted by the board of directors/the executive director;

(8)	review and approve the reports submitted by the board of supervisors/the supervisor;

(9)	review and approve the annual financial budget plans and final accounting plans of the Company;

(10)	review and approve the profit distribution plans and loss recovery plans of the Company;

(11)	make decisions as to the increase or reduction in the registered capital of the Company;

(12)	make decisions as to the issuance of bonds of the Company;

(13)	make decisions as to the consolidation, separation, change to the corporate form, dissolution or liquidation of the Company;

(14)	receive or waive any dividends or bonus from the Company on behalf of the Principal;

(15)	transfer all or part of the equity held by the Principal in the Company (including but not limited to deciding timing, transferee, consideration for such transfer, etc.);

(16)	execute any and all documents required to be executed by the Principal on behalf of the Principal;

(17)

handling relevant administrative approval and/or industrial and commercial registration formalities in accordance with the resolutions of the board of shareholders (or the resolutions of the shareholders, as the case may be);

(18)	other rights conferred on the shareholders in the articles of association;

(19)

exercise on behalf of the Principal the voting power, decision-making power and all other power that the Principal may have as shareholder of the Company when the Company makes resolutions or decisions as to any matters concerning its current and future subsidiaries and/or branches; and

(20)

in case of occurrence of any circumstance leading to liquidation or dissolution of the Company, exercise on behalf of the Principal the rights that the Principal may have as member of the liquidation group, or nominate, recommend or designate members for the liquidation group on behalf of the Principal.

2.    The Attorney shall have the right to designate the individual appointed by its governing body to exercise the rights granted by the Principal hereunder. The Attorney may exercise the power and rights granted to it hereunder in respect of any of the aforesaid specific matters without further obtaining authorization or instruction from the Principal, provided, however, that no such exercise will violate the provisions of the PRC laws and the articles of association of the Company.

3.    The term of this POA shall commence on the date of execution hereof and end on the earlier of: (1) the date on which the Principal ceases to be shareholder of the Company; or (2) the termination date of the business term of the Company; or (3) the expiry date of lawfully extended business term (if any) of the Company. If the Principal transfers all or part of the equity held by it in the Company with prior written consent of the Attorney, then the Principal shall cause the transferee of such equity to covenant that it will undertake and perform all of the Principal’s liabilities, obligations and covenants under this POA. If the Attorney determines that this POA should be terminated in advance, the termination date of this POA shall be the date on which the Attorney gives a written notice stating its intention to terminate this POA in advance.

4.    During the validity period of this POA, the Principal hereby irrevocably waives all rights already granted to the Attorney hereunder and will no longer exercise such rights by itself or authorize any third parties, other than the Attorney, to exercise the rights under this POA or other similar rights.

5.    During the validity period of this POA, the Principal warrants to the Attorney that:

(1)

The Principal shall perform its representations, undertakings, covenants and obligations under the Exclusive Option and Equity Custody Agreement, the Exclusive Business Cooperation Agreement and the Equity Pledge Agreement among the Principal, WFOE and the Company, all of which have been signed on the same date as the date hereof (together with this POA, “Series of Cooperation Agreements”);

(2)

This POA shall be effective and irrevocable to any heir, successor, agent or administrator of the Principal, which shall procure that its heir, successor, agent or administrator is bound by this Agreement;

(3)

The Principal shall not and (if applicable) will procure that its assignee will not institute any actions, arbitrations or other legal proceedings with respect to this POA and the Series of Cooperation Agreements or rescind any Series of Cooperation Agreements;

(4)

The Principal warrants that if the Principal and/or the Company breach the provisions of any of the Series of Cooperation Agreements, and WFOE requires the Principal and/or the Company to transfer the underlying equity and/or underlying assets under the Exclusive Option and Equity Custody Agreement to it, then the Principal and/or the Company shall immediately enter into a share transfer agreement and/or an assets transfer agreement with WFOE or a third party designated by WFOE to transfer the aforesaid underlying equity and/or underlying assets to WFOE or such third party; and

(5)

Without prior written consent of WFOE, the Principal shall not directly or indirectly participate in, engage in, be involved in or own, or use any information obtained from WFOE to participate in, engage in, be involved in or own, any business which competes or may compete with WFOE or its affiliates or main business, nor shall the Principal hold any benefits or obtain any interests in any such business. For the avoidance of doubt, this POA shall not be deemed to authorize the issuer hereof or other non-independent persons or persons who might give rise to conflict of interest to exercise the rights granted hereunder.

6.    Each Party warrants to the other Party that once WFOE is permitted by the PRC laws and decides to hold the equity in the Company and WFOE and/or its subsidiaries and branches could carry out the business of the Company lawfully, and all of the underlying equity and/or underlying assets under the Exclusive Option and Equity Custody Agreement executed among the Attorney, Shenzhen Huiye Tianze Investment Holding Co., Ltd., the Principal and other parties on the same date as the date hereof have been transferred to and registered under the name of the Attorney or a third party designated by it pursuant to such agreement, this POA shall be automatically terminated.

7.    The Principal understands that this POA and the Series of Cooperation Agreements are intended to have the business conducted by the Company and its divisions in China, including insurance brokerage business, etc., listed overseas by WFOE’s holding company(ies) by way of a scheme of arrangement. As such, if the Principal is required by the competent regulatory authority to make amendment to the contents of this POA and the Series of Cooperation Agreements, then the Principal shall unconditionally and fully comply with such requirement in time.

8.    Any and all acts taken and documents executed by the Attorney in respect of the equity of the Principal in the Company shall be deemed to have been taken or executed by the Principal itself and shall be admitted by the Principal. The Attorney has the right to at its discretion further delegate the rights that it has in respect of the aforesaid matters hereunder to another person or entity without notifying or obtaining consent from the Principal in advance. If required by the PRC laws, the Attorney shall appoint a Chinese citizen to exercise the aforesaid rights.

9.    Unless otherwise agreed herein, the Attorney has the right to appropriate, use or otherwise dispose of the cash dividends and bonus and other non-cash proceeds payable on the equity of the Principal in the Company.

10.    The entry, validity, construction, performance, amendment and termination of, and dispute resolution under, this POA shall be governed by the PRC laws (which expression, for the purposes of this POA only, excludes Hong Kong and Macao Special Administrative Regions and Taiwan). Any and all disputes arising out of this POA shall be settled through amiable negotiation. If any such dispute cannot be resolved through amiable negotiation within thirty (30) days following the giving by either Party of a request for such resolution, then either Party may submit such dispute to Shenzhen Court of International Arbitration (the “Arbitration Authority”) for resolution by arbitration in accordance with the arbitration rules of the Arbitration Authority in force when a valid arbitration application is submitted. The place of arbitration shall be Shenzhen, China, and the language of the arbitration shall be Chinese. The arbitral award shall be final and binding upon the Parties. The Arbitration Authority is empowered to award that the equity and/or assets (including but not limited to land, houses, etc.) held by the Principal in the Company should be used to indemnify for the losses incurred by WFOE due to default by the Company and its subsidiaries or order that the Company or its divisions should be liquidated, in either case, in accordance with their authority. When necessary, the Arbitration Authority is empowered to award that the breaching party should immediately stop its breach or that the breaching party should not take any acts which might result in WFOE’s losses being aggravated, or grant injunctive relief (such as order to maintain operation or forced share or asset transfer, etc.), or award that the Principal should be dissolved and/or liquidated in accordance with their authority before making a final award as to the dispute among the Parties. Subject to compliance with the PRC laws and regulations, as well as applicable arbitration rules, any courts of competent jurisdiction (i.e. those courts located in China, Hong Kong Special Administrative Region of China, the Cayman Islands, as well as the countries and regions in which the major assets of the Parties are situated) are empowered to, at any time before the formation of a tribunal or when appropriate, make an award granting provisional relief (such as property preservation, evidence preservation, etc.) in accordance with their authority to support the conduct of the arbitration, or to award that the breaching party should immediately stop its breach or that the breaching party should not take any acts which might result in WFOE’s losses being aggravated in accordance with the interim award rendered by the Arbitration Authority. The Arbitration Authority is empowered to grant injunctive relief (such as order to maintain operation or forced share transfer, etc.) in accordance with their authority. During the arbitration, each Party is obliged to continue to perform its obligations hereunder, except for the matter in dispute and under arbitration.

(Signature Page for the Power of Attorney)

Principal:

By:

Attorney: Zhixuan International Management Consulting (Shenzhen) Co., Ltd.

Schedule A

The following schedule sets forth the shareholders of the registrant’s VIE who executed powers of attorney. Other than the information set forth below, there is no material difference between such each power of attorney and this exhibit.

	Executing Shareholder	Execution Date
1.	Shenzhen Huidecheng Investment Development Limited Partnership	June 6, 2019
2.	Xiamen Siyuan Investment Management Co., Ltd.	June 6, 2019
3.	Focus Technology Co., Ltd.	June 6, 2019
4.	Jiaxing Weirong Investment Management Limited Partnership	June 6, 2019
5.	Shenzhen Dachen Chuangkun Equity Investment Limited Enterprise	June 6, 2019
6.	Beijing Koala Kunlve Internet Industriral Investment Fund LLP	June 6, 2019
7.	Xinyu Dong Guang Yuan Investment Management Center LLP	June 6, 2019
8.	Shenzhen Chuang Dong Fang Changle Investment LLP	June 6, 2019
9.	Shenzhen Chuang Dong Fang Internet Financing Investment LLP	June 6, 2019
10.	Shenzhen Chuang Dong Fang Changchen Investment LLP	June 6, 2019
11.	Shenzhen Chuang Dong Fang Changrun Investment LLP	June 6, 2019
12.	Shenzhen Huideli Consulting Management Limited Partnership	June 6, 2019